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                AGREEMENT BETWEEN U.S. ONCURE TECHNOLOGIES CORP.
                              AND CRC PARTNERS LTD.


         THIS AGREEMENT made this 28th day of June, 2001 by and between CRC Partners Ltd., a Florida Limited Partnership (hereinafter referred to as CRC) and OnCure Technologies Corp., formerly U.S. CancerCare, Inc., a Florida corporation with its principal place of business at 700 Ygnacio Valley Road, Walnut Creek, California 94596 (hereinafter OnCure) (both hereinafter collectively referred to as the Parties).

         WHEREAS, CRC previously was the holder of a Promissory Note in the original principal amount of $300,000.00, the Maker of which was OnCure (the
Note), and the holder of 60,000 warrants to buy common stock at 2.00 per share.

         WHEREAS, OnCure and CRC entered into an Agreement dated August 9, 2000, which in part granted to CRC the irrevocable right to convert the Note to 150,000 shares of Common Stock ($.01 par value) of OnCure (Common Stock) at any time prior to May 1, 2001 upon delivery to OnCure of the Note, and

         WHEREAS, the Agreement further provided that in the event the 150,000 shares of Common Stock of OnCure were not registered with the Securities Exchange Commission (Commission) and freely tradable without restriction on or before May 1, 2001, OnCure (or its Successors and/or Assigns) would purchase the Common Stock from CRC at a purchase price of $2.00 per share plus Ten (10%) percent interest on the initial principal amount of the Note of $3,000,000.00 from date of conversion, and

         WHEREAS, CRC has delivered the Note to OnCure and has converted the Note to Common Stock effective December 30, 2000 (Conversion Date), and

         WHEREAS, As part of the original promissory note agreement, OnCure granted to CRC a warrant to acquire 60,000.00 shares of Common Stock at $2.00 per share, and

         WHEREAS, OnCure is agreeable to reducing the warrant exercise price to $.01 per share for extension of the Put Right as more specifically set forth herein; and

         WHEREAS, CRC is agreeable to exercising its warrant to acquire 60,000 shares at $.01 per share using accrued interest owed on the Note as consideration for this exercise.

         NOW, THEREFORE, in consideration of the mutual promises contained herein as well as other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

         1. RECITALS. The Parties hereby agree the above referenced recitals are true and correct and are incorporated herein.

         2. RIGHT TO PUT. Commencing December 1, 2001 and continuing to June 1 2002, CRC shall have the right to demand OnCure (or its Successors and/or Assigns) to purchase 150,000 shares of Common Stock (which such shares were converted into Common Stock when

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CRC converted its Note) from it at a purchase price equal to $2.00 per share plus interest at 10% percent per annum as set forth herein. The interest shall accrue from December 30, 2000.

         2.1 CRC shall retain the right for a period of six (6) months from December 1, 2001 through and including June 1, 2002 to sell the Common Stock to OnCure (its Successors, representatives and/or Assigns) for a purchase price of $2.00 per share plus 10% percent, interest on the sum of $300,000.00 from December 30, 2000 (the "Put Right"). The Put Right shall expire on mid-night of June 1, 2002.

         2.2 OnCure agrees that the Put Right of CRC is absolute and that OnCure has no claim, defense, or off-set that or will in any way impede, restrict, or prohibit CRC from exercising the Put Right in accordance with this Agreement.

         2.3 In the event that CRC desires to exercise its Put Right as set forth in Section 2, it shall provide OnCure with written notice of its intent.

         2.4 OnCure shall remit payment by certified funds, bank check or wire transfer and payment shall be received by CRC no later than five (5) days from CRC's written notice to exercise its Put Right.

         2.5 In the event that CRC transfers, sells, assigns, hypothecates, pledges or otherwise disposes the aforesaid Common Stock, the Put right shall terminate. Notwithstanding this provision, in the event said stock is, however, transferred, conveyed, sold, or distributed to any partner, whether general or limited of CRC, then said Put Right shall inure to said transferred partner, who shall have the same Put Right as CRC.

         2.6 CRC agrees that in the event it exercises its right to put the Common Stock to OnCure all certificate(s) surrendered herein will be properly endorsed and otherwise in proper form for transfer.

         2.7 In the event that any of the Common Stock Certificates are lost, stolen or destroyed, OnCure's transfer agent or share registrar will, issue in exchange for such loss, stolen or destroyed certificates, upon the making of an Affidavit of that fact by CRC replacement certificate(s).

         2.8 The Parties hereto agree that the exercise price of the warrant to acquire 60,000 shares that is the subject of this Agreement and which is being exercised pursuant to this Agreement shall be reduced from $2.00 per share to $.01 per share.

         2.9 OnCure agrees that the 150,000 shares of Common Stock have been included in SB-2 Registration Statement that has been filed, but not declared effective by the Commission. OnCure agrees that it will not take any action or omit to act when required to do so that would cause these shares to be removed from the registration statement.

         3. EXERCISE OF WARRANT. CRC hereby exercises its warrant to acquire 60,000 shares of Common Stock of OnCure at $.01 per share and hereby pays to OnCure the sum of $600.00 as and in for consideration for the exercise of said warrant, said sums to be deducted

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from the interest accrued and owing to CRC in the amount of $14,301.36 through
June 22, 2001. CRC acknowledges that it will be receiving "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended.

         3.1 The Parties hereby stipulate and agree that the interest owed to CRC at the rate of 10% percent per annum through June 22, 2001 is $13,701.30, after deduction for payment of the consideration for the exercise of 60,000 warrants, which consideration is accepted by OnCure.

         3.2 The Parties further recognize and agree that interest will continue to accrue from June 22, 2001 pursuant to this Agreement on the principal balance of $300,000.00 at 10% percent per annum.

         3.3 OnCure agrees that the 60,000 shares of Common Stock have been included in an SB-2 Registration Statement that has been field, but not declared effective by the Commission. OnCure agrees that it will not take any action or omit to act when required to do so that would cause these shares to be removed from the registration statement.

         4. DEFAULT. In the event that OnCure fails to pay to CRC upon proper exercise by CRC its right to Put the Common Stock, it shall pay interest at the highest legal rate permitted by law, said interest to be in addition to any other sums due and owing to CRC herein.

         5. COUNTERPARTS AND FACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts. All executed counterparts will constitute one Agreement notwithstanding that all signators are not signatories to the original or the same counterpart. Execution by exchange of facsimile transmissions will be deemed legally sufficient and bind the signatory; however, the Parties will, for aesthetic purposes prepare a fully executed original version of this Agreement.

         6. REMEDIES. No delay or omission on the part of any Party in exercising any right or remedy, will operate as a waiver of said right or remedy.

         7. SURVIVAL OF CONDITIONS. Representations and Warranties. The several representations, warranties and covenants of the Parties contained herein will survive execution hereof.

         8. SEVERABILITY. Whenever legally possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be interpreted, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         9. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth

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herein. This Agreement supercedes all prior agreements and understandings between the Parties with respect to the subject matter.

         10. AMENDMENTS AND EXTENSIONS. This Agreement may not be amended, extended or terminated orally, and no attempt to change, terminate or waive any of the provisions hereof will be binding unless in writing and signed by the Party against whom the amendment, change, termination or waiver is sought to be enforced.

         11. NEGOTIATED TRANSACTION. The provisions of this Agreement were negotiated by the Parties hereto and this Agreement will be deemed to have been drafted by all of the Parties, and this Agreement will not be interpreted more or less favorably in favor of or against a Party based on its authorship.

         12. GOVERNING LAWS AND VENUE. The Parties hereby submit that in the event that it is necessary to enforce, construe or interpret this Agreement or any provision contained in this Agreement, that said action shall be brought by either Party in the appropriate court having jurisdiction in Palm Beach County, Florida. Each party hereby waives any claim that venue is inconvenient and, specifically stipulates that the appropriate court in Palm Beach County having jurisdiction over the enforcement, construction or interpretation of this Agreement, shall be in the appropriate court and appropriate venue for such purpose.

         The Parties hereby agree not to institute any action or legal proceeding arising out or relating to this Agreement in any other court or tribunal except the appropriate court having jurisdiction in Palm Beach County, Florida.

         13. CONSTRUCTION OF AGREEMENT. The Parties hereby agree with this Agreement, however, will be construed, interpreted and enforced in accordance with, and governed by the laws of the State of Florida.

         14. ATTORNEYS FEES AND COSTS. In the event that it is necessary for either Party to enforce this Agreement, said Party, in the event that it prevails, shall be entitled to receive from the non-prevailing party, all fees and costs incurred, which shall be deemed to include but not limited to, filing fees, service of process, mediator fees, attorney's fees, expert fees, court expenses or any other necessary and/or reasonable costs incurred in pursuing enforcement of this Agreement.

         15. NOTICES. Any notice to be given under this Agreement may be given either personally or by mail, facsimile or overnight courier. If mailed, notice shall be deemed to be effective three (3) days after deposited in registered or certified mail with postage thereon prepaid addressed when mailed to:

                 As to OnCure:       Attention:  Jeffrey A. Goffman
                                     OnCure Technologies Corp.
                                     700 Ygnacio Valley Road, Suite 300
                                     Walnut Creek, California  94596

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                 As to CRC:          Mr. Elliott Loewenstein
                                     3350 N.W. Boca Raton Boulevard, Suite 38B
                                     Boca Raton, FL  33431
                                     (561) 395-8980 (fax)
                                     ocrest1@aol.com (email)

         If given in any other manner, such notice shall be deemed to be effective (i) when given personally, (ii) when given by facsimile (if followed by a copy delivered by registered or certified mail or (iii) one (1) day after given to a recognized national overnight courier to be delivered.

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the last date set forth below.

                                       CRC Partners Ltd.,
                                       A Florida Limited Partnership


                                       By: /s/ Elliot Lowenstern
                                           ---------------------
                                           BRETT HOLDING, INC.
                                           a Delaware corporation
                                           and general partner through
                                           its President Elliott A. Loewenstein

                                       Title:  President
                                       Date:  June 28, 2001


                                       OnCure Technologies Corp.
                                       a Florida corporation, formerly
                                       U.S. CancerCare, Inc.


                                       By: /s/ Jeffrey Goffman
                                           -------------------
                                       Name:  Jeffrey Goffman
                                       Title: CEO
                                       Date:  6/28/01

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